Exhibit 99.1

Harpoon Therapeutics Presents Updated Interim Results at ASH 2022 for Novel T Cell Engager HPN217 in Relapsed/Refractory Multiple Myeloma

•	Clinically active across a wide dose range (2.15 to 24 mg) in a Phase 1 trial of heavily pretreated patients with relapsed/refractory multiple myeloma

•	77% (10/13) objective response rate (ORR) observed across highest doses (12 and 24 mg)

•	Responses were durable, with many patients on treatment longer than a year

•

Generally well-tolerated with a low incidence of cytokine release syndrome (CRS): Low-grade CRS in 29% of patients across highest step dose regimens; 95% of events occurred following first or second dose; no Grade 3 or higher CRS

•	Dose and schedule optimization is ongoing; maximum tolerated dose not yet reached in step dose regimen

•	Management to host webcast and conference call to review the HPN217 data presented at ASH and provide a pipeline update on Monday, December 12, 2022, at 4:30 Eastern Time/3:30 Central Time

SOUTH SAN FRANCISCO, Calif., December 11, 2022 – Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immuno-oncology company developing novel T cell engagers, today presented updated interim data from its Phase 1 clinical trial evaluating single-agent HPN217 in relapsed/refractory multiple myeloma (RRMM) in a poster presentation at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition being held in person and virtually in New Orleans. HPN217 targets B-cell maturation antigen (BCMA) and is based on Harpoon’s proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

The interim results, as of the data cut-off date of October 17, 2022, showed that HPN217 demonstrated continued evidence of clinical activity and a tolerable safety profile in heavily pre-treated patients with RRMM (62 patients treated across fixed dose and step dose regimens). HPN217 was active across a wide dose range (2.15 to 24 mg), with 77% (10/13) ORR observed across the highest step doses (12 and 24 mg). A majority of responders had decreases in the serum BCMA biomarker (sBCMA, a marker correlated with disease prognosis) by week two of treatment. Additionally, 86% (18/21) of responders remain on study treatment with sustained response, with many responders on treatment for over a year. Three patients in the study were evaluated for minimal residual disease (MRD), and all three were MRD negative (<10-5). sBCMA remained undetectable at 9 months in many responders who achieved very good partial response (VGPR) or better.

Low-grade CRS occurred in 29% of patients across the highest step dose regimens (12% Grade 1 and 18% Grade 2) and was seen primarily in the earliest doses. No Grade 3 or higher CRS or any immune effector cell associated neurotoxicity syndrome (ICANS) events have been observed.

“The encouraging initial clinical activity with deepening and durable responses observed in patients who have received multiple prior lines of therapy, combined with a generally well-tolerated safety profile, suggest the investigational T cell engager HPN217 may offer meaningful clinical benefits for patients with relapsed/refractory multiple myeloma,” said Al-Ola A. Abdallah, M.D., of University of Kansas Medical Center, a Principal Investigator in this study. “I look forward to continuing to study this promising drug candidate in these patients with advanced disease for whom there remains a significant unmet need for new treatment options.”

“These data provide further validation of our proprietary TriTAC T cell engager platform, demonstrating robust clinical activity for HPN217 at higher doses, while maintaining tolerability in this heavily refractory patient population,” said Luke Walker, M.D., Chief Medical Officer of Harpoon Therapeutics. “These data support our continued clinical development efforts, and we look forward to continuing dose optimization with ongoing patient enrollment in the Phase 1 trial expected to reach completion in the first half of 2023.”

For more details about the ASH Annual Meeting, please visit: https://www.hematology.org/meetings/annual-meeting

The poster (publication #3240) will be available on Harpoon’s website following today’s presentation.

Conference Call and Webcast Details

Harpoon’s management will host a live call/webcast on Monday, December 12, 2022, at 4:30 ET/3:30 CT/1:30 PT, to review the interim results of its Phase 1 HPN217 clinical program and provide an update on other pipeline programs. The live call may be accessed by dialing 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers with conference ID code number 13734677. A live webcast of the call will be available from the Events and Presentations section of Harpoon’s website here and will be archived there shortly after the live event.

About HPN217

HPN217 targets B-cell maturation antigen (BCMA) and is based on Harpoon’s proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

In November 2019, Harpoon Therapeutics and AbbVie announced a licensing agreement and option to advance HPN217 and expand an existing discovery collaboration. Under the terms of the agreement, AbbVie may exercise its option to license HPN217 after completion of the Phase 1 clinical trial.

In March 2022, the FDA granted Fast Track designation to HPN217, underscoring its potential to address a serious unmet medical need for patients with relapsed, refractory multiple myeloma.

About the HPN217 Clinical Trial

HPN217 is being evaluated in an ongoing Phase 1, multicenter, open-label dose escalation study designed to evaluate safety, tolerability, pharmacokinetics (PK) and clinical activity in patients with relapsed/refractory multiple myeloma who have had at least three prior systemic treatments, including a proteasome inhibitor, an immunomodulatory drug and an anti-CD38 antibody, including patients with prior exposure to BCMA therapy. Primary objectives are characterization of safety, tolerability, PK and determination of the recommended Phase 2 dose.

As of the cutoff date on October 17, 2022, maximum tolerated dose has not yet been reached in the step-dose regimen. Assessment of the Q2 cohort dosing schedule is ongoing.

For additional information about the trial, please visit www.clinicaltrials.gov using the identifier NCT04184050.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immuno-oncology company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “look forward,” “may,” “suggest,” “expect,” “potential,” “continued,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the expected timing, progress, and results of Harpoon Therapeutics’ clinical trials, including the anticipated timing of patient enrollment in the HPN217 Phase 1 trial; the association of interim clinical data and preclinical results with potential treatment outcomes; the possibility and timing of AbbVie’s option to license HPN217 and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended September 30, 2022, and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Investors:

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Media:

Uncapped Communications

512-825-2603 monique.greer@uncappedcommunications.com

3